Exhibit 99.1

IQVIA Reports Third-Quarter 2022 Results

  Revenue of $3,562 million grew 5.0 percent year-over-year on a reported basis and 10.5 percent at constant currency
  GAAP Net Income of $283 million grew 8.4 percent year-over-year
  Adjusted EBITDA of $814 million increased 11.8 percent year-over-year
  GAAP Diluted Earnings per Share of $1.49 grew 11.2 percent year-over-year
  Adjusted Diluted Earnings per Share of $2.48 increased 14.3 percent year-over-year
  R&D Solutions quarterly bookings of over $2.5 billion; excluding pass throughs, quarterly bookings at a historic high of over $2.0 billion, representing a services book-to-bill ratio of 1.39x
  R&D Solutions contracted backlog of $25.8 billion grew 5.4 percent year-over-year and 9.4 percent excluding the impact of foreign exchange

RESEARCH TRIANGLE PARK, N.C.--(BUSINESS WIRE)--October 26, 2022--IQVIA Holdings Inc. (“IQVIA”) (NYSE:IQV), a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, today reported financial results for the quarter ended September 30, 2022.

Third-Quarter 2022 Operating Results
Revenue for the third quarter of $3,562 million increased 5.0 percent on a reported basis and 10.5 percent at constant currency, compared to the third quarter of 2021. Technology & Analytics Solutions (TAS) revenue of $1,400 million grew 4.7 percent on a reported basis and 11.6 percent at constant currency. Research & Development Solutions (R&DS) revenue of $1,979 million increased 6.8 percent on a reported basis and 10.7 percent at constant currency. Excluding the impact of pass throughs, R&DS revenue grew 7.4 percent year-over-year on a reported basis. Contract Sales & Medical Solutions (CSMS) revenue of $183 million decreased 9.0 percent on a reported basis and grew 1.0 percent at constant currency.

As of September 30, 2022, R&DS contracted backlog, including reimbursed expenses, was $25.8 billion, growing 5.4 percent year-over-year and 9.4 percent excluding foreign exchange. The company expects approximately $7.1 billion of this backlog to convert to revenue in the next twelve months. R&D Solutions quarterly bookings exceeded $2.5 billion and excluding pass throughs were at a historic high of over $2.0 billion. The third-quarter book-to-bill ratio was 1.39x excluding reimbursed expenses and 1.27x including reimbursed expenses. For the twelve months ended September 30, 2022, the book-to-bill ratio was 1.35x excluding reimbursed expenses and 1.29x including reimbursed expenses.

"IQVIA had another outstanding quarter of operational and financial performance," said Ari Bousbib, chairman and CEO of IQVIA. "Each of our business segments delivered impressive organic revenue growth at constant currency, we increased adjusted diluted earnings per share by over 14 percent, and free cash flow generation was very strong. Despite the global macro environment, demand for IQVIA services and offerings continues to be strong across both the commercial and the clinical portfolios, with R&DS delivering over $2 billion of services bookings for the first time ever."

Third-quarter GAAP Net Income was $283 million, up 8.4 percent year-over-year, and GAAP Diluted Earnings per Share was $1.49, an increase of 11.2 percent year-over-year. Adjusted Net Income was $470 million, up 11.1 percent year-over-year, and Adjusted Diluted Earnings per Share was $2.48, up 14.3 percent year-over-year. Adjusted EBITDA was $814 million, increasing 11.8 percent year-over-year.

Year-to-Date 2022 Operating Results
Revenue for the first nine months of 2022 was $10,671 million, up 4.2 percent on a reported basis and 8.1 percent at constant currency compared to the first nine months of 2021. TAS revenue was $4,247 million, representing growth of 5.2 percent reported and 10.3 percent at constant currency. R&DS revenue was $5,863 million, up 4.5 percent on a reported basis and 7.1 percent at constant currency. CSMS revenue was $561 million, down 4.6 percent on a reported basis and up 2.9 percent at constant currency.

GAAP Net Income for the first nine months of 2022 was $864 million, up 33.3 percent year-over-year and GAAP Diluted Earnings per Share was $4.52, up 36.1 percent year-over-year. Adjusted Net Income was $1,413 million for the first nine months of 2022, increasing 11.8 percent year-over-year, and Adjusted Diluted Earnings per Share was $7.39, up 14.0 percent year-over-year. Adjusted EBITDA for the first nine months of 2022 was $2,426 million, up 10.6 percent year-over-year.

Financial Position
As of September 30, 2022, cash and cash equivalents were $1,274 million and debt was $12,394 million, resulting in net debt of $11,120 million. IQVIA’s Net Leverage Ratio was 3.4x trailing twelve-month Adjusted EBITDA. For the third quarter of 2022, Operating Cash Flow was $863 million and Free Cash Flow was $698 million. For the first nine months of 2022, Operating Cash Flow was $1,700 million and Free Cash Flow was $1,197 million.

Share Repurchase
During the third quarter of 2022, the company repurchased $150 million of its common stock, bringing year-to-date share repurchase activity to $1,143 million. IQVIA had $1,380 million of share repurchase authorization remaining as of September 30, 2022.

Full-Year 2022 Guidance
For the full year of 2022, the company continues to expect low-to-mid teens organic revenue growth at constant currency, excluding COVID-related work. To reflect primarily the impact of the strengthening US dollar and to a lesser extent, minor delays in the timing of certain trial deliveries due to external macro factors, the company is updating its full-year 2022 revenue guidance range assuming foreign exchange currency rates as of October 24, 2022. The company now expects revenue to be between $14,325 million and $14,425 million, representing growth of 7.4 to 8.2 percent at constant currency, and 3.2 to 4.0 percent on a reported basis. The company is also updating its Adjusted EBITDA guidance range to be $3,330 million to $3,360 million, representing growth of 10.2 to 11.2 percent. Additionally, the company is raising Adjusted Diluted Earnings per Share by 5 cents at the midpoint. Adjusted Diluted Earnings per Share is expected to be between $10.10 to $10.20, up 11.8 to 13.0 percent on a reported basis.

Fourth-Quarter 2022 Guidance
For the fourth quarter of 2022, the company expects revenue to be between $3,654 million and $3,754 million, representing growth of 5.5 to 8.2 percent at constant currency and 0.5 to 3.2 percent on a reported basis, with underlying constant currency organic growth excluding COVID-related work of over 10 percent at the midpoint. The company expects Adjusted EBITDA to be between $904 million and $934 million and Adjusted Diluted Earnings per Share to be between $2.72 and $2.82, representing growth of 9.2 to 12.8 percent and 6.7 to 10.6 percent on a reported basis, respectively.

All financial guidance assumes foreign currency exchange rates as of October 24, 2022 remain in effect for the forecast period.

Webcast & Conference Call Details
IQVIA will host a conference call at 9:00 a.m. Eastern Time today to discuss its third-quarter 2022 results and its fourth-quarter and full-year 2022 guidance. To listen to the event and view the presentation slides via webcast, join from the IQVIA Investor Relations website at http://ir.iqvia.com. To participate in the conference call, interested parties must register in advance by clicking on this link. Following registration, participants will receive a confirmation email containing details on how to join the conference call, including the dial-in and a unique passcode and registrant ID. At the time of the live event, registered participants connect to the call using the information provided in the confirmation email and will be placed directly into the call.

About IQVIA
IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 85,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behavior and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

Cautionary Statements Regarding Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, our fourth-quarter and full-year 2022 guidance. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as “expect,” “assume,” “anticipate,” “intend,” “plan,” “forecast,” “believe,” “seek,” “see,” “will,” “would,” “target,” similar expressions, and variations or negatives of these words that are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results may differ materially from our expectations due to a number of factors, including, but not limited to, the following: business disruptions caused by natural disasters, pandemics such as the COVID-19 (coronavirus) outbreak, including any variants, and the public health policy responses to the outbreak, international conflicts or other disruptions outside of our control such as the current situation in Ukraine and Russia; our ability to accurately model or forecast the impact of the spread and/or containment of COVID-19, including any variants, among other sources of business interruption, on our operations and financial results; most of our contracts may be terminated on short notice, and we may lose or experience delays with large client contracts or be unable to enter into new contracts; the market for our services may not grow as we expect; we may be unable to successfully develop and market new services or enter new markets; imposition of restrictions on our use of data by data suppliers or their refusal to license data to us; any failure by us to comply with contractual, regulatory or ethical requirements under our contracts, including current or changes to data protection and privacy laws; breaches or misuse of our or our outsourcing partners’ security or communications systems; failure to meet our productivity or business transformation objectives; failure to successfully invest in growth opportunities; our ability to protect our intellectual property rights and our susceptibility to claims by others that we are infringing on their intellectual property rights; the expiration or inability to acquire third party licenses for technology or intellectual property; any failure by us to accurately and timely price and formulate cost estimates for contracts, or to document change orders; hardware and software failures, delays in the operation of our computer and communications systems or the failure to implement system enhancements; the rate at which our backlog converts to revenue; our ability to acquire, develop and implement technology necessary for our business; consolidation in the industries in which our clients operate; risks related to client or therapeutic concentration; government regulators or our customers may limit the number or scope of indications for medicines and treatments or withdraw products from the market, and government regulators may impose new regulatory requirements or may adopt new regulations affecting the biopharmaceutical industry; the risks associated with operating on a global basis, including currency or exchange rate fluctuations and legal compliance, including anti-corruption laws; risks related to changes in accounting standards; general economic conditions in the markets in which we operate, including financial market conditions, inflation, and risks related to sales to government entities; the impact of changes in tax laws and regulations; and our ability to successfully integrate, and achieve expected benefits from, our acquired businesses. For a further discussion of the risks relating to our business, see the “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Securities and Exchange Commission (the "SEC"), as such factors may be amended or updated from time to time in our subsequent periodic and other filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in our filings with the SEC. We assume no obligation to update any such forward-looking statement after the date of this release, whether as a result of new information, future developments or otherwise.

Note on Non-GAAP Financial Measures
This release includes information based on financial measures that are not recognized under generally accepted accounting principles in the United States ("GAAP"), such as Adjusted EBITDA, Adjusted Net Income, Adjusted Diluted EPS, and Free Cash Flow. Non-GAAP financial measures are presented only as a supplement to the company’s financial statements based on GAAP. Non-GAAP financial information is provided to enhance understanding of the company’s financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP, and non-GAAP measures should not be considered in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP. The company uses non-GAAP measures in its operational and financial decision making, and believes that it is useful to exclude certain items in order to focus on what it regards to be a more meaningful indicator of the underlying operating performance of the business. For example, the Company excludes all the amortization of intangible assets associated with acquired customer relationships and backlog, databases, non-compete agreements and trademarks, trade names and other from non-GAAP expense and income measures as such amounts can be significantly impacted by the timing and size of acquisitions. Although we exclude amortization of acquired intangible assets from our non-GAAP expenses, we believe that it is important for investors to understand that revenue generated from such intangibles is included within revenue in determining net income attributable to IQVIA Holdings Inc. As a result, internal management reports feature non-GAAP measures which are also used to prepare strategic plans and annual budgets and review management compensation. The company also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures.

The non-GAAP financial measures are not presented in accordance with GAAP. Please refer to the schedules attached to this release for reconciliations of non-GAAP financial measures contained herein to the most directly comparable GAAP measures. Our fourth-quarter and full-year 2022 guidance measures (other than revenue) are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measure because the company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include, but are not limited to, acquisition related expenses, restructuring and related expenses, stock-based compensation and other items not reflective of the company's ongoing operations.

Non-GAAP measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies comparable to the company, many of which present non-GAAP measures when reporting their results. Non-GAAP measures have limitations as an analytical tool. They are not presentations made in accordance with GAAP, are not measures of financial condition or liquidity and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Non-GAAP measures are not necessarily comparable to similarly titled measures used by other companies. As a result, you should not consider such performance measures in isolation from, or as a substitute analysis for, the company’s results of operations as determined in accordance with GAAP.

IQVIAFIN

Table 1 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Revenues	$3,562	$3,391	$10,671	$10,238
Cost of revenues, exclusive of depreciation and amortization	2,321	2,253	6,975	6,869
Selling, general and administrative expenses	517	498	1,488	1,422
Depreciation and amortization	248	336	773	1,002
Restructuring costs	4	2	15	15
Income from operations	472	302	1,420	930
Interest income	(4)	(2)	(7)	(4)
Interest expense	108	92	288	285
Loss on extinguishment of debt	—	1	—	25
Other expense (income), net	8	(62)	51	(128)
Income before income taxes and equity in (losses) earnings of unconsolidated affiliates	360	273	1,088	752
Income tax expense	70	12	212	104
Income before equity in (losses) earnings of unconsolidated affiliates	290	261	876	648
Equity in (losses) earnings of unconsolidated affiliates	(7)	—	(12)	5
Net income	283	261	864	653
Net income attributable to non-controlling interests	—	—	—	(5)
Net income attributable to IQVIA Holdings Inc.	$283	$261	$864	$648
Earnings per share attributable to common stockholders:
Basic	$1.52	$1.36	$4.59	$3.38
Diluted	$1.49	$1.34	$4.52	$3.32
Weighted average common shares outstanding:
Basic	186.5	191.5	188.3	191.5
Diluted	189.4	195.3	191.3	195.0

Table 2 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (preliminary and unaudited)

(in millions, except per share data)	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,274	$1,366
Trade accounts receivable and unbilled services, net	2,640	2,551
Prepaid expenses	176	156
Income taxes receivable	47	58
Investments in debt, equity and other securities	87	111
Other current assets and receivables	528	521
Total current assets	4,752	4,763
Property and equipment, net	507	497
Operating lease right-of-use assets	333	406
Investments in debt, equity and other securities	64	76
Investments in unconsolidated affiliates	87	88
Goodwill	13,177	13,301
Other identifiable intangibles, net	4,718	4,943
Deferred income taxes	97	124
Deposits and other assets	488	491
Total assets	$24,223	$24,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,971	$2,981
Unearned income	1,842	1,825
Income taxes payable	124	137
Current portion of long-term debt	151	91
Other current liabilities	165	207
Total current liabilities	5,253	5,241
Long-term debt, less current portion	12,243	12,034
Deferred income taxes	560	410
Operating lease liabilities	259	313
Other liabilities	561	649
Total liabilities	18,876	18,647
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid-in capital, 400.0 shares authorized as of September 30, 2022 and December 31, 2021, $0.01 par value, 256.3 shares issued and 185.8 shares outstanding as of September 30, 2022; 255.8 shares issued and 190.6 shares outstanding as of December 31, 2021	10,853	10,777
Retained earnings	3,107	2,243
Treasury stock, at cost, 70.5 and 65.2 shares as of September 30, 2022 and December 31, 2021, respectively	(7,715)	(6,572)
Accumulated other comprehensive loss	(898)	(406)
Total stockholders’ equity	5,347	6,042
Total liabilities and stockholders’ equity	$24,223	$24,689

Table 3 IQVIA HOLDINGS INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (preliminary and unaudited)

	Nine Months Ended September 30,
(in millions)	2022	2021
Operating activities:
Net income	$864	$653
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	773	1,002
Amortization of debt issuance costs and discount	11	14
Stock-based compensation	136	128
Losses (earnings) from unconsolidated affiliates	12	(5)
Loss (gain) on investments, net	35	(9)
Benefit from deferred income taxes	(52)	(83)
Changes in operating assets and liabilities:
Change in accounts receivable, unbilled services and unearned income	(88)	663
Change in other operating assets and liabilities	9	(113)
Net cash provided by operating activities	1,700	2,250
Investing activities:
Acquisition of property, equipment and software	(503)	(456)
Acquisition of businesses, net of cash acquired	(1,012)	(994)
Purchases of marketable securities, net	(4)	(9)
Investments in unconsolidated affiliates, net of payments received	(14)	(3)
Proceeds from sale of equity securities	—	5
Other	4	1
Net cash used in investing activities	(1,529)	(1,456)
Financing activities:
Proceeds from issuance of debt	1,250	1,951
Payment of debt issuance costs	(5)	(40)
Repayment of debt and principal payments on finance leases	(86)	(2,068)
Proceeds from revolving credit facility	1,500	410
Repayment of revolving credit facility	(1,600)	(300)
Payments related to employee stock option plans	(70)	(51)
Repurchase of common stock	(1,103)	(202)
Acquisition of Quest's non-controlling interest	—	(758)
Contingent consideration and deferred purchase price payments	(22)	(39)
Net cash used in financing activities	(136)	(1,097)
Effect of foreign currency exchange rate changes on cash	(127)	(41)
Decrease in cash and cash equivalents	(92)	(344)
Cash and cash equivalents at beginning of period	1,366	1,814
Cash and cash equivalents at end of period	$1,274	$1,470

Table 4 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED EBITDA RECONCILIATION (preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2022	2021	2022	2021
Net Income Attributable to IQVIA Holdings Inc.	$283	$261	$864	$648
Provision for income taxes	70	12	212	104
Depreciation and amortization	248	336	773	1,002
Interest expense, net	104	90	281	281
Loss (income) in unconsolidated affiliates	7	—	12	(5)
Income from non-controlling interests	—	—	—	5
Deferred revenue purchase accounting adjustments	—	—	1	—
Stock-based compensation	61	48	136	128
Other expense (income), net	13	(55)	51	(93)
Loss on extinguishment of debt	—	1	—	25
Restructuring and related expenses	16	13	47	44
Acquisition related expenses	12	22	49	55
Adjusted EBITDA	$814	$728	$2,426	$2,194

Table 5 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET INCOME TO ADJUSTED NET INCOME RECONCILIATION (preliminary and unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except per share data)	2022	2021	2022	2021
Net Income Attributable to IQVIA Holdings Inc.	$283	$261	$864	$648
Provision for income taxes	70	12	212	104
Purchase accounting amortization (1)	128	231	414	695
Loss (income) in unconsolidated affiliates	7	—	12	(5)
Income from non-controlling interests	—	—	—	5
Deferred revenue purchase accounting adjustments	—	—	1	—
Stock-based compensation	61	48	136	128
Other expense (income), net	13	(55)	51	(93)
Loss on extinguishment of debt	—	1	—	25
Restructuring and related expenses	16	13	47	44
Acquisition related expenses	12	22	49	55
Adjusted Pre Tax Income	$590	$533	$1,786	$1,606
Adjusted tax expense	(120)	(110)	(373)	(333)
Income from non-controlling interests	—	—	—	(5)
Minority interest effect in non-GAAP adjustments (2)	—	—	—	(4)
Adjusted Net Income	$470	$423	$1,413	$1,264

Adjusted earnings per share attributable to common stockholders:
Basic	$2.52	$2.21	$7.50	$6.60
Diluted	$2.48	$2.17	$7.39	$6.48
Weighted average common shares outstanding:
Basic	186.5	191.5	188.3	191.5
Diluted	189.4	195.3	191.3	195.0
(1)	Reflects all the amortization of acquired intangible assets.
(2)	Reflects the portion of Q2 Solutions' after-tax non-GAAP adjustments attributable to the minority interest partner.

Table 6 IQVIA HOLDINGS INC. AND SUBSIDIARIES NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION (preliminary and unaudited)

	Three Months Ended September 30,	Nine Months Ended September 30,
(in millions)	2022	2022
Net Cash provided by Operating Activities	$863	$1,700
Acquisition of property, equipment and software	(165)	(503)
Free Cash Flow	$698	$1,197

Table 7 IQVIA HOLDINGS INC. AND SUBSIDIARIES CALCULATION OF GROSS AND NET LEVERAGE RATIOS AS OF SEPTEMBER 30, 2022 (preliminary and unaudited)

(in millions)
Gross Debt, net of Unamortized Discount and Debt Issuance Costs, as of September 30, 2022	$12,394
Net Debt as of September 30, 2022	$11,120
Adjusted EBITDA for the twelve months ended September 30, 2022	$3,254
Gross Leverage Ratio (Gross Debt/LTM Adjusted EBITDA)	3.8x
Net Leverage Ratio (Net Debt/LTM Adjusted EBITDA)	3.4x

Contacts

Nick Childs, IQVIA Investor Relations (nicholas.childs@iqvia.com)
+1.973.316.3828